Exhibit 10.19
NEW YORK MORTGAGE TRUST, INC.

Form of Stock Award Agreement

THIS AGREEMENT dated the ____ day of __________ , 2022 (the “Date of Grant”), between NEW YORK MORTGAGE TRUST, INC., a Maryland corporation (the “Company”), and ____________________ , (the “Participant”), is made pursuant and subject to the provisions of the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended from time to time (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.    Stock Award. Pursuant to the Plan, on the Date of Grant, the Company granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, a Stock Award covering __________ shares of Common Stock of the Company, hereafter described as the “Shares.”

2.    Restrictions. Except as provided in this Stock Award Agreement (“Agreement”), the Shares are nontransferable and are subject to a substantial risk of forfeiture.

3.    Vesting. The Participant’s interest in one-third of the Shares granted under this Agreement shall become nonforfeitable and transferable (“Vested”) on each of the first, second and third anniversaries of the Date of Grant.

4.    Death or Disability. If the Participant’s employment with the Company is terminated due to the death of the Participant, the Shares shall become fully vested and non-forfeitable upon the date of death. If the Participant’s employment with the Company is terminated due to the Disability (as defined below) of the Participant, the Shares shall become fully vested and non-forfeitable upon the date of the termination of such Participant’s employment.

5.    Change in Control. If there is both (a) a Change in Control of the Company and (b) the Participant’s employment with the Company is terminated within 24 months of such Change in Control by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below), the Shares shall become fully vested and non-forfeitable immediately upon the date of the termination of the Participant’s employment. For purposes of this Agreement, the term Change in Control shall have the meaning ascribed to it in Section 1.06 of the Plan; provided, however, that if any Participant has a separate written employment agreement that specifically defines Change in Control, such definition shall be used for that Participant only.

6.    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below:

a.“Cause” means “cause” (or a term of like import) as defined under the Participant's employment, consulting and/or severance agreement with the Company or, in the absence of such an agreement or definition, shall mean a determination by the Company in its sole discretion that the Participant has: (i) engaged in gross negligence or willful misconduct in the performance of the Participant's duties with respect to the Company or an Affiliate, (ii) materially breached any material provision of any written agreement between the Participant and the Company or an Affiliate or corporate policy or code of conduct established by the Company or an Affiliate and applicable to the Participant; (iii) willfully engaged in conduct that is materially injurious to the Company or an Affiliate; or (iv) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with, a felony involving fraud, dishonestly or moral turpitude (or a crime of similar import in a foreign jurisdiction).

b.“Disability” means that the Participant is permanently and totally disabled within the meaning of section 22(e)(3) of the Code.

c.“Good Reason” means “good reason” (or a term of like import) as defined under the Participant's employment, consulting and/or severance agreement with the Company or, in the absence of such an agreement or definition, shall mean (i) a material diminution in the Participant's base salary or (ii) the relocation of the geographic location of the Participant's principal place of employment by more than 50 miles from the location of the Participant's principal place of employment as of the Date of Grant; provided that, in the case of the Participant's assertion of Good Reason, (A) the condition described in the foregoing clauses must have arisen without the Participant's consent; (B) the Participant must provide written notice to the Company of such condition in accordance with this Agreement within 45 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of termination of the Participant's employment or other service relationship with the Company or an Affiliate must occur within 90 days after such notice is received by the Company.

7.    Forfeiture. Except as provided in Paragraphs 4 or 5, all Shares that are not then Vested shall be forfeited upon the termination of the Participant’s employment with the Company and its Affiliates.

8.    Fractional Shares. Fractional shares shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

9.    Change in Capital Structure. The terms of this Agreement shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

10.    Governing Law. This Agreement shall be governed by the laws of the State of Maryland.

11.    Stock Power. With respect to any Shares that are forfeited in accordance with Paragraph 7 or withheld in accordance with Paragraph 13, the Participant hereby irrevocably appoints the Company’s Chief of Executive Officer and the Company’s Secretary as the Participant’s attorneys to transfer any forfeited Shares on the books of the Company with full power of substitution in the premises. The Company’s Chief Executive Officer and Secretary shall use the authority granted in this Paragraph 11 to cancel any Shares that are forfeited in accordance with Paragraph 7 or withheld in accordance with Paragraph 13.

12.    Settlement. Each Share that is earned and vested in accordance with this Agreement shall be settled by the issuance of a whole share of Common Stock.

13.    Tax Withholding. To the extent that the receipt, attainment of retirement age, vesting or settlement of the Shares granted under this Agreement results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to the Shares granted under this Agreement, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, net early settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares granted under this Agreement), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement, net early settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Shares granted under this Agreement, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of the Shares granted under this Agreement or disposition of the Shares granted under this Agreement and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

14.    Insider Trading Policy. Participants who are subject to the Company’s Insider Trading Policy are only permitted to trade the Vested Shares during the Company’s open period trading window as established by the Company’s Insider Trading Policy (as amended from time to time) available on the Company’s website at www.nymtrust.com under the “Corporate Governance” section of the website or otherwise available in the Company’s policies and procedures manual.

15.    Stockholder Rights. The Participant shall have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and receive dividends thereon, from the Date of Grant and prior to a forfeiture of the Shares. Stock distributed in connection with a Common Stock split or Common Stock dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Shares with respect to which such Common Stock has been distributed. On and after the date that any Shares are forfeited in accordance with Paragraph 7, the Participant shall have no further rights as a stockholder with respect to the forfeited Shares. The Company shall retain custody of the certificates evidencing the Shares until the Shares become Vested in accordance with Paragraphs 3, 4 or 5, at which time the Company shall deliver to the Participant a certificate evidencing the Vested Shares.

16.    No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or an Affiliate nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

17.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. Moreover, in the event of any conflict between the provisions of this Agreement and a separate written employment agreement between the Participant and the Company, the provisions of the separate written employment agreement between the Participant and the Company shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

18.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions thereof.

19.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

20.    Entire Agreement; Amendment.This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Shares granted under this Agreement; provided¸ however, that unless otherwise stated herein, the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

21.    Clawback. Notwithstanding any provision in this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Shares granted under this Agreement shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

22.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, beneficiaries, and personal representatives of the Participant and the successors and assigns of the Company.

23.    Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent.

24.    Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

NEW YORK MORTGAGE TRUST, INC.

By:

Participant - Signature

Participant - Handwritten Name